Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Global Development Engineering Company Limited on the Amendment No.1 to Form F-1 (File No. 333-290294) of our report dated September 16, 2025, with respect to our audits of the consolidated financial statements of Global Development Engineering Company Limited as of March 31, 2025 and for the year ended March 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

December 4, 2025